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EXHIBIT 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the registration statements of First International Bancorp, Inc. on Form S-8 (File Nos. 333-46149 and 333-46151) of our report dated January 24, 2000, relating to the consolidated financial statements of First International Bancorp, Inc. which appears in this Form 10-K.

PricewaterhouseCoopers LLP



Hartford, Connecticut
March 30, 2000